Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dova Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-219336) on Form S-8 of Dova Pharmaceuticals, Inc. of our report dated February 16, 2018, with respect to the consolidated balance sheets of Dova Pharmaceuticals, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 and for the period from March 24, 2016 (inception) to December 31, 2016, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Dova Pharmaceuticals, Inc.

Our report dated February 16, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Richmond, Virginia
February 16, 2018